Exhibit 99.06

Pazoo, Inc. CEO, David Cunic, Invited To Speak At The Private Practice Summit in Las Vegas

CEDAR KNOLLS, N.J., Sept. 26, 2012 -- Pazoo, Inc., (OTCBB: PZOO; German WKN#: A1J3DK) is pleased to announce that CEO, David Cunic, has been asked to give several presentations at the upcoming Private Practice Summit, to be held in Las Vegas, Nevada from September 28th through 30th. David was a guest speaker at this conference when it was held in New Jersey in 2010 and 2011. Being Voted "best speaker" at the March 2011 Private Practice Summit, Mr. Cunic was awarded a $1,000 donation to his charity of choice.

The Private Practice Summit is an annual conference for physical therapists from around the United States, Canada and Australia to gather together and learn from a selected group of speakers. Pazoo's relationship with this conference goes hand in hand with its expert platform on their site. Coming soon www.pazoo.com experts will be able to schedule speaking engagements through Pazoo's website. These speaking engagements will give a great opportunity for the general public to learn from, and interact with, our experts to share ideas and experiences. The value of this platform lies in being able to empower the participants with information related to our experts' respective fields of practice.

David M. Cunic, CEO of Pazoo, Inc., stated, "Knowledge is Power. We are very excited to be asked to participate in this conference again. It really will allow us to empower and educate all the participants about the benefits of the Pazoo total health and wellness platform. Furthermore, it is a great building block for all of our experts to begin their speaking engagements. Overall it is a unique opportunity for everyone… we couldn't be happier about it."

About Pazoo, Inc.:
Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a Health and wellness social community with array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the Pet industry. On the website an individual can find limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:
This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

FOR INVESTOR RELATIONS:
TAYLOR CAPITOL, LLC
PHONE: 973-351-3868
EMAIL: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.